Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE AIRWAYS RESTATES 2005 FINANCIAL STATEMENTS

NEW YORK, NY (OCTOBER 12, 2005)—JetBlue Airways Corporation (NASDAQ: JBLU) today filed amendments to its first quarter and second quarter 2005 Form 10-Qs to restate its consolidated financial statements and other financial information contained in those reports with respect to its accounting for 1) rent expense under operating leases for certain airport properties containing provisions with minimum rent escalations, 2) depreciation expense for leasehold improvements with respect to certain airport locations and other facilities, and 3) the inadvertent recognition of passenger revenue related to unpaid ticket reservations. As a result, for the six months ended June 30, 2005, net income increased $0.3 million and diluted earnings per share increased one cent to 19 cents.

These items resulted in a cumulative decrease to retained earnings of $2.1 million at December 31, 2004 and represented 2.7% and 0.8% of JetBlue’s 2004 and 2003 net income, respectively. The impact of these adjustments, in the aggregate, was determined to be material to JetBlue’s 2005 operating results. As a result, the Form 8-K filed today reported that JetBlue’s previously issued financial statements contained in its 2005 Form 10-Qs should not be relied upon and also included related corrections to its financial statements for 2004 and 2003 contained in the 2004 Annual Report on Form 10-K/A. However, as also reported in the Form 8-K, JetBlue does not believe these adjustments are material, individually or in the aggregate, to its financial statements for 2004 and 2003.

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*                    DIRECTV® service is not available on flights between JFK or Newark and Puerto Rico or the Dominican Republic; however, where available, FOX InFlight Premium Entertainment is offered complimentary on these routes.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the Embraer E190 aircraft into our operations, our significant fixed obligations, our ability to maintain our culture, our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices, insurance costs and interest rates, our dependence on the New York market, our reliance on automated systems and technology, our reliance on sole suppliers, additional government regulation and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2004 Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.